Exhibit 99.1

Tianyin Reports Record First Quarter Fiscal Year 2011 Financial Results

Press Release Source: Tianyin Pharmaceutical Co., Inc. On Wednesday November 10, 2010, 14:42:52 GMT

Tianyin Pharmaceutical Co., Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine, branded generics and other pharmaceuticals announced financial results for the first quarter of Fiscal Year 2011.

First quarter fiscal year 2011 ending September 30, 2010 financial highlights
-- 1Q FY2011 revenue increased 63.7% year over year to $22.0 million from $13.4 million a year earlier
-- 1Q FY2011 Operating income delivered $4.6 million, up 66.3% from $ 2.7 million a year earlier
-- Net Income increased 68.0% to $3.7 million, up from $2.2 million a year earlier
-- Earnings per share of $0.13 per basic share, or $0.12 per diluted share, up from $0.10 per basic share, or $0.08 per diluted share a year earlier, a gain of 54.4%
-- Cash and equivalents totaled $26.9 million on September 30, 2010
-- Sichuan Jiangchuan Pharmaceutical Co., Ltd’s (“Jiangchuan”) macrolide facility construction progress was on schedule, reaffirmed completion by yearend 2010

1Q FY2011 Results

	1QFY2010	1QFY2009	YoY
Sales	$22.0 million	$13.4 million	+63.7%
Gross Profit	$10.8 million	$7.1 million	+53.2%
Operating Income	$4.6 million	$2.7 million	+66.3%
Net Income	$3.7 million	$2.2 million	+68.0%
EPS (Diluted)	$0.12	$0.08	+54.4%
Diluted Shares	29.9 million	27.5 million	+8.7%

Sales for 1Q FY2011 was $22.0 million, up 63.7% vs. $13.4 million for 1Q FY2010. The sales growth was supported by the continuing channel expansion, market penetration and optimized usage of our expanded production facility.

Revenues from our top selling products are:
Ginkgo Mihuan Oral Liquid (GMOL): $4.7 million
Apu Shuangxin (Benorylate) Granules (APU): $1.5 million
Azithromycin Dispersible Tablets (AZI): $0.87 million
Xuelian Chongcao Oral Liquid (XLCC): $0.83 million
Qingrejiedu Oral Liquid (QR): $0.64 million

These major products revenue totaled $8.5 million, representing 38.7% of the quarterly revenue for 1Q FY2011.

Cost of sales for the three months ended September 30, 2010 was $11.1 million or 50.7% of sales as compared to $6.3 million or 47.4% of sales for the three months ended September 30, 2009. The cost of sales consists of the raw material cost, labor, depreciation and amortization of manufacturing equipment and facilities, and other overhead.

Gross margin for the three months ended September 30, 2010 was 49.3% as compared to 52.6% for the three months ended September 30, 2009. The stabilization of our cost of sales was due to an increase of distribution revenue which averaged 15% margins from Tianyin Medicine Trading (TMT), a fully owned subsidiary of Tianyin, combined with a steady increase of high margin products led by GMOL in our organic portfolio.

Operating expenses were $6.2 million for the three months ended September 30, 2010, as compared to $4.3 million for the three months ended September 30, 2009. The increase was primarily due to 1) continuing sales and marketing strategy that raises our sales payroll and marketing expenses and 2) one-time restricted stock compensation for Tianyin’s management and employees, 56 in total individuals for their efforts in delivering significant growth of the Company in FY2009 and FY2010.

Net income was $3.7 million for the three months ended September 30, 2010, as compared to net income of $2.2 million for the three months ended September 30, 2009, a net increase of $1.5 million or 68.0% year over year. Net margins of 1QFY2011 improved to 16.7% up from 16.3% for 1QFY2010 mainly due to the leverage of the business operation that drives the sales expansion while keeping the operating expenses in-line with the revenue growth.

Diluted earnings per share for the three months ended September 30, 2010 were $0.12, up 54.4% from the earnings of $0.08 per diluted share for the three months ended September 30, 2009, based on 29.9 million and 27.5 million shares for 1QFY2011 and 1QFY2009, respectively.

Balance Sheet and Cash Flow

As of September 30, 2010, we had cash and cash equivalents of $26.9 million. Net cash generated from operating activities was $1.5 million for the three months ended September 30, 2010 as compared to $2.2 million for the three months ended September 30, 2009. The decrease in cash generated from the operating activities during 1Q FY2011 was primarily the result of 1) $1.6 million inventory increase following the sales expansion of TMT and 2) $ 1.1 million Jiangchuan related construction costs that offset the net income growth of $3.7 million. We believe that Tianyin is adequately funded to meet all of the working capital and capital expenditure needs for FY2011.

Business Development & Outlook

Progress update on Sichuan Jiangchuan Pharmaceutical Co., Ltd (“Jiangchuan”):

Jiangchuan focuses on the production of one of the world’s best-selling antibiotics, macrolide antibiotics, such as Azithromycin. Jiangchuan holds a license from China’s SFDA to produce macrolide antibiotics and a related business license from the Industry and Commerce Bureau and Tax department. Tianyin owns 77% of the Jiangchuan and will utilize Jianchuan as the foundation of a broader, longer term strategy to build a significant presence in the rapidly growing macrolide antibiotics market. Construction of the new production facility in Xinjin Industrial Development Area commenced on January 8, 2010 with Phase I (240 ton capacity) expected to be operational the 2nd half of FY 2011, followed by Phase II (total of 480 ton capacity including phase I) with an total anticipated capital expenditures of $20 million. Tianyin anticipates the revenue contribution from the macrolide initiate to begin in the 2nd half of fiscal year 2011.

Conference Call

Senior management of Tianyin will host a conference call to discuss its fiscal year 2011 first quarter results at 9:00 a.m. ET on Thursday, November 11, 2010.

Interested parties may access the call by dialing +1-877-941-4774 (U.S.), or +1-480-629-9764 (International). The conference ID is 4384159. It is advisable to dial in approximately 5 minutes prior to the start of the call.

A replay will be available from November 11, 2010 till November 25, 2010 by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), Replay Pin Number: 4384159

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at the following link: http://viavid.net/dce.aspx?sid=00007DBB

About Tianyin Pharmaceutical

Tianyin Pharmaceutical Co., Inc., headquartered at Chengdu, China, specializes in the development, manufacturing, marketing and sale of patented biopharmaceutical, modernized traditional Chinese medicines, branded generics and other pharmaceuticals. Tianyin currently manufactures and markets a comprehensive portfolio of 56 products, 23 of which are listed in the highly selective National Reimbursement List, 7 are included in the Essential Drug List of China. Tianyin has a pipeline of 10 products pending SFDA approval targeting cardiovascular conditions, women’s health, immune system and respiratory disorders. Tianyin has an extensive nationwide distribution network with 730 sales representatives out of totaled 1,365 employees. For more information about Tianyin, please visit http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Investors Contact:
James Jiayuan Tong M.D. Ph.D.
Chief Financial Officer, Chief Business & Development Officer
Director
Tianyin Pharmaceutical Co., Inc.
Web: http://www.tianyinpharma.com
Email: Dr.Tong@tianyinpharma.com
Tel:	+86-28-8551-6696 (Chengdu, China)
+1-949-350-6999 (U.S.)
+86-134 36 550011 (China)

Address:
23rd Floor Unionsun Yangkuo Plaza
No. 2, Block 3, South Renmin Road
Chengdu, 610041
China

Consolidated Balance Sheets

	September 30,	June 30,
	2010	2010
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$26,889,203	$27,009,066
Accounts receivable, net of allowance for doubtful accounts of $427,939	9,171,877	8,185,240
and $421,079 at September 30, 2010 and June 30, 2010, respectively
Inventory	5,218,254	3,588,824
Advance payments	389,220	382,980
Loans receivable	299,400	294,600
Other current assets	172,189	77,283
Total current assets	42,140,143	39,537,993

Property and equipment, net	17,023,433	14,968,822

Intangibles, net	15,297,911	15,232,286

Total assets	$74,461,487	$69,739,101

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,523,622	$1,715,781
Accounts payable – construction related	1,131,717	2,248,849
Short-term bank loans	1,497,000	1,473,000
VAT taxes payable	583,630	658,312
Income taxes payable	916,459	861,614
Other taxes payable	59,801	19,564
Dividends payable	54,857	72,995
Other current liabilities	597,665	429,135
Total current liabilities	6,364,751	7,479,250

Total liabilities	6,364,751	7,479,250

Equity
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,	27,986	27,326
27,986,016 and 27,326,527 shares issued and outstanding at
September 30, 2010 and June 30, 2010, respectively
Series A convertible preferred stock, $0.001 par value 1,360,250 shares	1,360	1,360
issued and outstanding at September 30, 2010 and June 30, 2010,
Respectively
Additional paid-in capital	30,891,906	29,623,396
Statutory reserve	3,732,883	3,732,883
Treasury stock	(111,587)	(111,587)
Retained earnings	29,310,447	25,687,770
Accumulated other comprehensive income	3,797,958	2,845,076
Total stockholders’ equity	67,650,953	61,806,224

Noncontrolling interest	445,783	453,627

Total equity	68,096,736	62,259,851

Total liabilities and equity	$74,461,487	$69,739,101

Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
	For the Three Months Ended
	September 30,
	2010	2009

Sales	$21,950,814	$13,405,203

Cost of sales	11,139,689	6,349,227

Gross profit	10,811,125	7,055,976

Operating expenses:
Selling, general and administrative	5,987,226	4,117,766
Research and development	257,975	192,490
Total operating expenses	6,245,201	4,310,256

Income from operations	4,565,924	2,745,720

Other income (expenses):
Interest income (expense)	9,206	(9,560)
Other expenses	-	(39,502)
Total other income (expenses)	9,206	(49,062)

Income before provision for income taxes	4,575,130	2,696,658

Provision for income taxes	905,439	509,936

Net income	3,669,691	2,186,722

Less: Net loss attributable to noncontrolling interest	(7,844)	(2,526)

Net income attributable to Tianyin Pharmaceutical Co., Inc.	3,677,535	2,189,248

Other comprehensive income
Foreign currency translation adjustment	952,882	35,857

Comprehensive income	$4,630,417	$2,225,105

Basic earnings per share	$0.13	$0.10
Diluted earnings per share	$0.12	$0.08

Weighted average number of common shares outstanding
Basic	27,891,488	19,735,790
Diluted	29,945,191	27,516,458

Consolidated Statements of Cash Flows
(Unaudited)
	For the Three Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net Income	$3,669,691	$2,186,722
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	314,116	197,037
Share-based payments	1,269,170	512,209
Loss on disposal of fixed assets	-	39,502
Changes in current assets and current liabilities:
Accounts receivable	(843,012)	(1,492,362)
Inventory	(1,552,067)	126,979
Other current assets	(93,032)	419,905
Accounts payable and accrued expenses	(189,572)	183,242
Accounts payable – construction related	(1,139,900)	-
VAT taxes payable	(111,405)	16,025
Income tax payable	40,316	19,054
Other taxes payable	66,462	(433)
Dividends payable	(18,138)	-
Other current liabilities	133,153	33,582
Total adjustments	(2,123,909)	54,740

Net cash provided by operating activities	1,545,782	2,241,462

Cash flows from investing activities:
Additions to property and equipment	(1,922,700)	(525,965)
Additions to intangible assets – drug	-	(1,891,269)
Loan receivable	-	(293,220)

Net cash used in investing activities	(1,922,700)	(2,710,454)

Cash flows from financing activities:
Additional paid-in capital	-	2,534,581
Contribution from minority shareholders	-	439,830
Dividends paid	(54,857)	(499,331)

Net cash provided by (used in) financing activities	(54,857)	2,475,080

Effect of foreign currency translation on cash	311,912	(5,435)

Net increase (decrease) in cash and cash equivalents	(119,863)	2,000,653

Cash and cash equivalents – beginning	27,009,066	12,352,223

Cash and cash equivalents – ending	$26,889,203	$14,352,876

Supplemental schedule of non cash activities
Advance payments exchanged for intangible assets – drug	$-	$425,169